Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Record Results by Willis Lease Finance Corporation with
First Quarter Pre-tax Income of $29.9 million

COCONUT CREEK, FL — May 2, 2024 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC”) today reported record first quarter total revenues of $119.1 million and record quarterly pre-tax income of $29.9 million. For the three months ended March 31, 2024, aggregate, core lease rent and maintenance reserve revenues were at an all-time high of $96.8 million, up 26% as compared to $76.7 million in 2023. The growth was predominantly driven by core, recurring lease and maintenance revenues associated with a strong, resurging aviation marketplace, and airlines leveraging our leasing, parts and maintenance capabilities in order to avoid protracted engine shop visits.

“Having developed our 145 maintenance and exchange capabilities over the past few years, we have become the partner of choice for airlines looking to avoid or outsource maintenance risk,” said Austin C. Willis, Chief Executive Officer of WLFC. “This strategy has proven effective, particularly in our supply chain constrained environment.”

“The Company performed well in the first quarter of 2024 and is benefiting from the continued maturation of our strategy,” said Brian R. Hole, President of WLFC.

First Quarter 2024 Highlights (at or for the period ended March 31, 2024, as compared to March 31, 2023 and December 31, 2023):

•Lease rent revenue of $52.9 million in the first quarter of 2024 was in-line with lease rent revenue of $53.2 million in the first quarter of 2023. During the three months ended March 31, 2024, we purchased equipment (including capitalized costs) totaling $62.8 million, which consisted of two aircraft and four engines and other parts and equipment purchased for our lease portfolio. During the three months ended March 31, 2023, we purchased equipment (including capitalized costs) totaling $55.7 million, which consisted of five engines and other parts and equipment purchased for our lease portfolio.
•Maintenance reserve revenue was $43.9 million in the first quarter of 2024, an increase of 86.7%, compared to $23.5 million in the same quarter of 2023, reflecting the high level of usage of our assets by our customer base. Engines on lease with “non-reimbursable” usage fees generated $37.6 million of short-term maintenance revenues in 2024, compared to $23.5 million in the prior year. There was $6.3 million of long-term maintenance revenue recognized in the three months ended March 31, 2024, compared to no long-term maintenance revenue recognized for the three months ended March 31, 2023. As of March 31, 2024 and March 31, 2023, there were $26.7 million and $13.7 million, respectively, of deferred in-substance fixed payment use fees included in Unearned revenue associated with engines on short-term leases. These deferred in-substance fixed payment use fees represent portfolio utilization beyond the maintenance reserve revenues reflected in our Unaudited Consolidated Statements of Income.
•Spare parts and equipment sales decreased to $3.3 million in the first quarter of 2024, compared to $5.1 million in the first quarter of 2023. The decrease in spare parts sales for the three months ended March 31, 2024 reflects variations in the timing of sales.
•Gain on sale of leased equipment was $9.2 million in the first quarter of 2024, reflecting the sale of eight engines. Loss on sale of leased equipment was $0.1 million in the first quarter of 2023, reflecting the sale of two engines. The Company is experiencing a strong market for engine sales.
•The Company generated a quarterly record of $29.9 million of pre-tax income in the first quarter of 2024, compared to the pre-tax income of $6.8 million in the first quarter of 2023.

•The book value of lease assets directly owned or through our joint ventures, inclusive of our notes receivable, maintenance rights, and investments in sales-type leases, was $2,530.7 million as of March 31, 2024.
•Diluted weighted average income per common share was $3.00 for the first quarter 2024, compared to diluted weighted average income per common share of $0.55 in the first quarter of 2023.
•Book value per diluted weighted average common share outstanding increased to $69.35 at March 31, 2024, compared to $67.73 at December 31, 2023.

Balance Sheet

As of March 31, 2024, the Company’s lease portfolio was $2,270.4 million, consisting of $2,130.3 million of equipment held in our operating lease portfolio, $97.9 million of notes receivable, $9.2 million of maintenance rights, and $33.0 million of investments in sales-type leases, which represented 337 engines, 14 aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2023, the Company’s lease portfolio was $2,223.4 million, consisting of $2,112.8 million of equipment held in our operating lease portfolio, $92.6 million of notes receivable, $9.2 million of maintenance rights, and $8.8 million of investments in sales-type leases, which represented 337 engines, 12 aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and pandemics; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2024	2023	% Change
REVENUE
Lease rent revenue	$52,881	$53,220	(0.6)%
Maintenance reserve revenue	43,870	23,498	86.7%
Spare parts and equipment sales	3,288	5,052	(34.9)%
Interest revenue	2,269	2,046	10.9%
Gain (loss) on sale of leased equipment	9,201	(133)	nm
Maintenance services revenue	5,227	4,659	12.2%
Other revenue	2,347	1,193	96.7%
Total revenue	119,083	89,535	33.0%

EXPENSES
Depreciation and amortization expense	22,486	22,549	(0.3)%
Cost of spare parts and equipment sales	2,705	4,499	(39.9)%
Cost of maintenance services	5,574	3,927	41.9%
Write-down of equipment	261	—	nm
General and administrative	29,581	27,831	6.3%
Technical expense	8,255	4,342	90.1%
Net finance costs:
Interest expense	23,003	18,389	25.1%
Total net finance costs	23,003	18,389	25.1%
Total expenses	91,865	81,537	12.7%

Income from operations	27,218	7,998	240.3%
Income (loss) from joint ventures	2,674	(1,161)	nm
Income before income taxes	29,892	6,837	337.2%
Income tax expense	9,023	2,443	269.3%
Net income	20,869	4,394	374.9%
Preferred stock dividends	900	801	12.4%
Accretion of preferred stock issuance costs	12	21	(42.9)%
Net income attributable to common shareholders	$19,957	$3,572	458.7%

Basic weighted average income per common share	$3.12	$0.58
Diluted weighted average income per common share	$3.00	$0.55

Basic weighted average common shares outstanding	6,387	6,123
Diluted weighted average common shares outstanding	6,659	6,456

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$7,622	$7,071
Restricted cash	86,620	160,958
Equipment held for operating lease, less accumulated depreciation	2,130,327	2,112,837
Maintenance rights	9,180	9,180
Equipment held for sale	2,856	805
Receivables, net	61,881	58,485
Spare parts inventory	85,165	40,954
Investments	60,299	58,044
Property, equipment & furnishings, less accumulated depreciation	35,531	37,160
Intangible assets, net	1,034	1,040
Notes receivable, net	97,859	92,621
Investments in sales-type leases, net	33,013	8,759
Other assets	63,075	64,430
Total assets	$2,674,462	$2,652,344

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$103,348	$52,937
Deferred income taxes	156,030	147,779
Debt obligations	1,735,570	1,802,881
Maintenance reserves	99,529	92,497
Security deposits	26,525	23,790
Unearned revenue	41,687	43,533
Total liabilities	2,162,689	2,163,417

Redeemable preferred stock ($0.01 par value)	49,976	49,964

Shareholders’ equity:
Common stock ($0.01 par value)	69	68
Paid-in capital in excess of par	33,657	29,667
Retained earnings	417,738	397,781
Accumulated other comprehensive income, net of tax	10,333	11,447
Total shareholders’ equity	461,797	438,963
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,674,462	$2,652,344